Ohr Pharmaceutical Announces $2.9 Million Financing

NEW YORK, NY--(Marketwire – 6/29/12) - Ohr Pharmaceutical Inc. (OTCBB:OHRP-News), today announced that Ohr’s existing shareholders exercised 5,299,002 Series H warrants at an exercise price of $0.55 per warrant for gross and net proceeds of $2,914,451. As an incentive to exercise the Series H warrants, the company issued exercising shareholders 0.6 replacement warrants for every Series H warrant exercised, resulting in the aggregate issuance of 3,179,410 warrants.  The replacement warrants will be exercisable at $1.20 for a five year period. 95% of the outstanding Series H warrants were exercised in this transaction.

The Company intends to use the net proceeds from this offering to further the clinical development of its portfolio compounds, Squalamine eye drops for the treatment of wet-AMD and neovascular ophthalmic disorders, OHR/AVR118 for the treatment of cancer cachexia, and general corporate purposes.

“The Company’s ability to raise funds on favorable terms is a testament to the strong progress we continue to achieve, highlighted by the Squalamine eye drop program for wet-AMD which was recently awarded Fast Track designation by the FDA and will begin a Phase II trial in Q3 2012,” said Ira Greenstein, Chairman of the Board of Directors. “It is a very exciting time as the Company continues its rapid development on many fronts to address the needs of large patient populations.”

Dr. Irach B. Taraporewala, CEO of Ohr Pharmaceutical, added, “This financing will allow us to comfortably achieve several upcoming milestones in our Squalamine eye drop and OHR/AVR118 clinical programs in the remainder of 2012 and 2013. We would also like to thank our shareholders for their continued support.

About Ohr Pharmaceutical Inc.
Ohr Pharmaceutical Inc. (OTCBB:OHRP-News) (www.ohrpharmaceutical.com) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The company is focused on two lead compounds: Squalamine eye drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia, currently being investigated in a Phase II trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Investor Relations:
Tel: (877) 215-4813
Email: ir@ohrpharmaceutical.com